News Release

Integra Bank and The Cecilian Bank Announce Agreement for Purchase of Branches and Loans from Integra

EVANSVILLE, INDIANA and CECILIA, KENTUCKY – February 17, 2010 – Integra Bank Corporation (NASDAQ Global Market: IBNK) and First Cecilian Bancorp, Inc. announced today that The Cecilian Bank (“Cecilian”), the wholly-owned subsidiary of First Cecilian Bancorp, Inc., has agreed to purchase two banking offices of Integra Bank Corporation’s wholly-owned bank subsidiary, Integra Bank N.A. (“Integra”).  The offices are located in Hardinsburg and Leitchfield, Kentucky. In addition, Cecilian has agreed to acquire a pool of commercial real estate loans from Integra.

Cecilian will assume approximately $45 million of deposit liabilities related to the two branches and acquire $15 million of branch loans and $27 million of additional commercial real estate loans selected by Cecilian that were originated in other Integra offices.

Cecilian will pay a deposit premium for the deposit liabilities it assumes that is estimated to approximate 4.60%, depending on the mix of retail and public deposits assumed, while the commercial real estate balancing loans will be acquired at a discount of approximately 1% from their outstanding principal balance.  The two banking office premises will be sold at their book values.  All other fixed assets will be sold at their book values.  Both Integra and Cecilian expect that the transaction will have a minimal impact on the liquidity of either company, as it has been designed to minimize the amount of cash required from either party.  The transaction is subject to customary conditions, including regulatory approval. The parties expect the transaction to close in the first half of 2010.

Michael J. Alley, Chairman and Chief Executive Officer of Integra commented, “We are pleased to work with the team at Cecilian to complete this transaction and expect a smooth transition for our employees and customers.  We will miss our Integra associates in Leitchfield and Hardinsburg but are confident that they will continue to do a great job serving their customers.”

Alley also stated, “This is the second sale of branch clusters we have announced in 2010 and we continue to expect additional announcements in the next 90 days.  The deposit premiums and reduction of risk weighted assets generated from these divestitures improve our capital position and are a primary component of our multistep strategy designed to improve our capital and liquidity positions, reduce our credit risk and accelerate our return to profitability.  As well as expecting additional branch sales in 2010, we continue to expect to evaluate sales of both non-performing and performing loans, a narrowing of our operating footprint and a focus on community banking, which is our strength.”

Greg Pawley, Chief Executive Officer of The Cecilian Bank stated, “We believe these two newly acquired locations in Leitchfield and Hardinsburg are closely aligned with our core values.  In addition to being conveniently located in strong and traditional hometowns near to us, it strengthens our commitment to be community-based, community minded and alive in the best interests of the communities in which we serve.”  Senior Vice President David Downs who resides in Grayson County states, “These locations allow us to increase our market share in Grayson County and expand our footprint into Breckinridge County.  We will be dedicated to earning the trust of our new customers.”

After completion of this transaction, The Cecilian Bank will have 11 banking centers with eight locations in Hardin County, two locations in Grayson County and one location in Breckinridge County.  This transaction will place The Cecilian Bank with total assets of approximately $450 million and deposits of approximately $370 million.

Forward-Looking Statements
This press release contains statements about the proposed sale of Integra Bank branch offices and other assets to The Cecilian Bank and the impact on both Integra Bank and The Cecilian Bank. These statements are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.  Forward-looking statements are not guarantees of future performance. These statements are based upon current expectations, forecasts and assumptions that are subject to risks, uncertainties and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the satisfaction of customary closing conditions set forth in the various agreements between the parties, including the receipt of regulatory approval for the branch sale, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in Integra Bank Corporation’s respective filings with the Securities and Exchange Commission.

About Integra Bank Corporation
Headquartered in Evansville, Indiana, Integra Bank Corporation is the parent of Integra Bank N.A. As of December 31, 2009, Integra had approximately $3.0 billion in total assets.  Integra operates 69 banking centers and 116 ATMs at locations in Indiana, Kentucky, Illinois and Ohio. On February 1, 2010, Integra announced the sale of three of its Indiana branches to United Community Bancorp of Lawrenceburg, Indiana.  Integra Bank Corporation’s common stock is listed on the Nasdaq Global Market under the symbol IBNK. Additional information may be found at Integra’s web site, www.integrabank.com.

About First Cecilian Bancorp, Inc.
First Cecilian Bancorp, Inc. is the holding company of The Cecilian Bank, headquartered in Cecilia, Kentucky.  The Cecilian Bank currently operates nine banking centers in two counties in Kentucky and has total assets of approximately $410 million.  For more information about The Cecilian Bank, please visit www.thececilianbank.com.

Contacts:
(Integra Bank):
Mike Alley, Chairman and CEO – (812) 461-5795
Mike Carroll, Chief Financial Officer – (812) 464-9673
Gretchen Dunn, Shareholder Relations – (812) 464-9677

(The Cecilian Bank):
Greg Pawley, CEO – (270) 737-1593